Ex 99-B.4.5
Contract Schedule I Accumulation Phase For 457 Single Pay Premiums
Control of Contract (see 1.03)

The Contract Holder controls this Contract.

By notifying us in writing, the Contract Holder may allow Participants to choose Investment Options for an Individual Account.

All amounts held under this Contract, and any amounts paid or distributed, are for the exclusive benefit of Plan Participants and their beneficiaries as provided under Code Section 457(g).

Maintenance Fee (see 1.16)

The maintenance fee for each Individual Account is [$XX] as of the Effective Date of the Contract and is subject to change (see 1.18). The fee will never exceed [$30].

Contribution Limits (see 2.01)

Contribution limits are set forth in the Code and in the Plan.

Separate Account (see 3.01)

Variable Annuity Account [C]

Daily Charges to the Separate Account (see 3.07)

Charges to the Separate Account are subject to change (see 1.18). The charges as of the Effective Date of the Contract are as follows:

Mortality and Expense Risk Charge: [X.XX%] (annual basis)
This charge will never exceed [1.50%] (annual basis).

Administrative Charge: [X.XX%] (annual basis)
This charge will never exceed [0.25%] (annual basis).

ING GET Fund Guarantee Charge: If applicable, the charge will be provided to the Contract Holder and will never exceed 0.75% (annual basis).

Fixed Interest Options Available (see Section 6 and Section 7)

Fixed Plus Account
[Guaranteed Accumulation Account (GAA)]

Fixed Plus Account Minimum Guaranteed Interest Rate (see 6.01)

The Company guarantees that interest will be credited at an annual effective yield that is at least equal to [1.00%].

In addition, the Company guarantees a minimum average annual effective yield over time. The minimum average annual effective yield credited to amounts allocated to the Fixed Plus Account (deposits) will vary according to the number of years (deposit years) such amounts remain in the Fixed Plus Account, as determined by the table below. Amounts withdrawn or transferred from the Fixed Plus Account shall be assessed against deposits on a last in / first out basis.

Deposit Years Completed	Minimum Average Annual Effective Yield

[Less than 5

5 or more but less than 10

10 or more but less than 15

15 or more but less than 20

20 or more but less than 25

25 or more but less than 30

30 or more but less than 35

35 or more but less than 45

45 or more but less than 50

50 or more]

[1.00% 1.65% 2.10% 2.35% 2.50% 2.55% 2.65% 2.70% 2.75% 2.80%]
AFT-457SMGIR(09/03)	S Ib - 1	457SPP
Fixed Plus Account Annual Transfer and Partial Withdrawal Limit (see 6.02 and 6.03)

[20%]

Waiver of Fixed Plus Account Transfer Limit (see 6.02)

[$2,000]

Waiver of Fixed Plus Account Full Withdrawal Provision (see 6.05)

When a full withdrawal is requested, payment from the Fixed Plus Account is not limited as described in 6.04 when the withdrawal is made:

(a)

When the amount in the Fixed Plus Account is [$2,000] or less (or, if applicable, as otherwise allowed by the Plan for a lump-sum cash-out without Participant consent) and during the previous [12 months] no amounts have been withdrawn, transferred, taken as a loan (if allowed under the Contract), or used to purchase Annuity payments;

(b)	Due to a Participant's death before Annuity payments begin and paid within six months of the Participant's death;
(c)	As provided in Section 8.09;
(d)	To purchase Annuity payments on a life-contingent basis or payments for a stated period on a fixed-only basis;
(e)	When a Participant is separated from service, and when:
	(1)	Separation from service is documented in a form acceptable to us;
	(2)	The amount is paid directly to the Participant; and
(3)

The amount paid for all withdrawals due to separation from service during the previous [12 months] does not exceed [20%] of the average value of all Individual Accounts under the Contract during that period;

(f)	Due to hardship due to unforeseeable emergency as defined in the Code, and when:
	(1)	If applicable, certified by the employer;
	(2)	The amount is paid directly to the Participant; and
(3)

The amount paid for all withdrawals due to financial hardship during the previous [12 months] does not exceed [10%] of the average value of all Individual Accounts under the Contract during that period;

(g)	To purchase permissive past service credit under a governmental defined benefit plan; or
(h)	Due to disability as defined in the Code, and when:
	(1)	If applicable, certified by the employer;
	(2)	The amount is paid directly to the Participant; and
	(3)	The amount paid for all withdrawals due to disability during the previous [12 months] does not exceed [20%] of the average value of all Individual Accounts under the Contract during that period.
Guaranteed Accumulation Account Minimum Guaranteed Interest Rate (see 7.02)

The Company guarantees that interest will be credited an annual effective yield in accordance with the tables below:

Guaranteed Term Period of Time	Minimum Annual Effective Yield
[1 Year 2 Years 3 Years 4 Years 5 Years 6 Years 7 Years 8 Years 9 Years 10 years]	[0.00% 0.00% 0.00% 0.35% 0.90% 1.25% 1.50% 1.70% 1.85% 1.95%]

AFT-457SMGIR(09/03)	S Ib - 2	457SPP
Withdrawal Restrictions Under the Code (see 8.03)

Limitations apply to withdrawals as provided by the Code and the Plan.

Withdrawal Charge (see 8.04)

A Withdrawal Charge does not apply.

Waiver of Withdrawal Charge (see 8.05)

A Withdrawal Charge does not apply.

Required Distributions (see 8.07)

Generally, distribution must begin no later than April 1 following the later of the calendar year in which a Participant attains age 70 1/2 or retires. Payments over a period of more than one year must be in substantially non-increasing amounts.

Individual Account Termination Amount (see 8.09)

[$10,000]

Loans (see 9.01)

[Loans are available under this Contract.]

Contract Beneficiary (see 10.02)

The Contract Holder is the Contract beneficiary. A Participant may designate a beneficiary under the Plan (Plan beneficiary).

AFT-457SMGIR(09/03)	S Ib - 3	457SPP